Exhibit 99.1

Evercore Partners’ Austin M. Beutner To Retire

NEW YORK, April 7, 2008 – Evercore Partners Inc. (NYSE: EVR) announced today that Austin M. Beutner, President, Co-Chief Executive Officer and Co-Founder, has chosen to retire from the Firm and its Board of Directors, effective May 1, 2008. Mr. Beutner advised Evercore late last week of this decision, which was entirely at his initiation. He has been on medical leave since undergoing a series of medical procedures in mid-December related to a bicycle accident.

“I expect to make a full recovery,” Mr. Beutner said. “But, the process will take more time. For the near term, I want to dedicate myself to that and to my family.”

“I was fortunate to co-found Evercore at the beginning of 1996,” Mr. Beutner added. “Running the Firm with Roger over all the intervening years has been deeply fulfilling and very successful. Evercore has never been stronger than it is now, and I have no doubt that it will continue to be successful.”

Roger C. Altman, Chairman and Co-Chief Executive Officer, will become the Firm’s sole Chief Executive Officer. No other managerial changes are planned. Pedro Aspe will remain Co-Chairman of Evercore. Eduardo Mestre and Bernard Taylor also will remain Vice Chairmen.

“It is with nostalgia and wistfulness that I accept Austin’s decision,” Mr. Altman said. “We had a very effective and complementary partnership together. Evercore would be nowhere near where it is today without the contributions he made.”

About Evercore Partners

Evercore Partners is a leading investment banking boutique and investment company. Evercore’s Advisory business counsels its clients on mergers, acquisitions, divestitures, restructurings and other strategic transactions. Evercore’s Investment Management business manages private equity funds and traditional asset management services for sophisticated institutional investors. Evercore serves a diverse set of clients around the world from its offices in New York, Los Angeles, San Francisco, London, Mexico City and Monterrey, Mexico. More information about Evercore can be found on the Company’s Web site at www.evercore.com.

Investor Contact:	Robert B. Walsh Chief Financial Officer, Evercore Partners 212-857-3100

Media Contact:	Kenny Juarez or Chuck Dohrenwend The Abernathy MacGregor Group for Evercore Partners 212-371-5999

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